                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                   UST INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                   UST INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
    (1)Set forth the amount on which the filing fee is calculated and state how it was determined.

                         NOTICE OF 1994 ANNUAL MEETING
                              AND PROXY STATEMENT

                                      UST

                             100 West Putnam Avenue
                          Greenwich, Connecticut 06830

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                  March 25, 1994

To the Stockholders of UST:

The 1994 Annual Meeting of Stockholders of UST Inc. (the "Company") will be held at the Cole Auditorium of the Greenwich Library, 101 West Putnam Avenue, Greenwich, Connecticut, on Tuesday, the 3rd day of May 1994, at 10:00 a.m., Eastern Daylight Saving Time, for the following purposes:

     (1) to elect three directors for terms of three years each;

     (2) to ratify and approve the selection of independent auditors of the accounts of the Company for the year 1994;

     (3) to consider and act upon two stockholder proposals, if presented by the proponents; and

     (4) to consider and act upon such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 10, 1994 will be entitled to vote at the meeting. The approximate date of mailing of this Proxy Statement is March 25, 1994.

                                                             JONATHAN P. NELSON,
                                                             Secretary


                                   IMPORTANT

       WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON,
          PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN
            IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                                      UST
                             100 WEST PUTNAM AVENUE
                          GREENWICH, CONNECTICUT 06830

PROXY STATEMENT

SOLICITATION OF PROXY

The enclosed proxy is solicited by the Board of Directors (the "Board") of UST Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held May 3, 1994, including any adjournment thereof (the "Annual Meeting"). Whether or not you plan to attend the Annual Meeting, the Board respectfully requests the privilege of voting on your behalf and urges you to sign, date and return the enclosed proxy. By doing so you will, unless such proxy is subsequently revoked by you, authorize the persons named therein, or any of them, to act on your behalf at the Annual Meeting.

Any stockholder who submits a proxy may revoke it by giving a written notice of revocation to the Secretary or, before the proxy is voted, by submitting a duly executed proxy bearing a later date.

ATTENDANCE AND PROCEDURES AT ANNUAL MEETING

Attendance at the annual meeting will be limited to stockholders of record, beneficial owners of Company common stock entitled to vote at the meeting having evidence of ownership, the authorized representative (one only) of an absent stockholder, and invited guests of the Company. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization. In addition, management will require all signs, banners and placards to be left outside the meeting room.

ACTION TO BE TAKEN AT MEETING

1. Three directors will be elected to serve for terms of three years each and until their respective successors are elected and qualified.

2. A resolution will be offered to ratify and approve the selection of independent auditors of the accounts of the Company for the year 1994.

3. The Company has been advised that two resolutions will be offered by stockholders.

Your authorized proxies will vote FOR the election of the individuals herein nominated for directors and the resolution regarding the auditors, and AGAINST the stockholders' resolutions, unless you designate otherwise. A proxy designating how it should be voted will be voted accordingly.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Certificate of Incorporation provides for the election of one-third (as nearly as may be) of the Board annually. The Board currently consists of ten members.

The Board, at a meeting held on December 16, 1993, upon recommendation of the Nominating and Compensation Committee, nominated three directors to be elected at the Annual Meeting for terms expiring at the Annual Meeting of Stockholders to be held in 1997.

Directors are elected by a plurality of the votes cast. "Plurality" means that the nominees who receive the largest number of votes cast "For" are elected as directors, up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted "For" a particular nominee as a result of a direction to withhold or a broker nonvote will not affect the outcome of the vote.

Set forth in Table I below is certain information with respect to each person nominated by the Board and each person whose term of office as a director will continue after the Annual Meeting, including the number of shares of Company Common Stock beneficially owned by such person as of January 31, 1994.

Pursuant to a reorganization approved by stockholders at the 1987 Annual Meeting, United States Tobacco Company became a wholly owned subsidiary of the Company. For periods prior to May 5, 1987, all titles of officers stated in Table I below relate to offices held in United States Tobacco Company.

                                    TABLE I

                                    NAME OF NOMINEE*
                                       OR DIRECTOR                                 BUSINESS HISTORY
                            LOUIS F. BANTLE                       Mr. Bantle has served as Chairman Emeritus since
                                                                  December 1, 1993, the date of his retirement as
  (PHOTO)                   Age 65                                Chairman of the Board and Chief Executive Officer.
                                                                  He served as Chairman of the Board since April 4,
                            Shares beneficially owned:            1973 and was elected Chief Executive Officer on
                            Outstanding shares -- 2,508,913       June 18, 1985. Mr. Bantle served in the capacity of
                            Shares subject to options             chief executive officer since April 4, 1973. He
                            -- 240,000                            also served as President from January 1, 1973 to
                                                                  June 17, 1985 and from December 11, 1989 to Septem-
                            Present term expires 1996             ber 26, 1990.

                            Director since 1967
  ------------------------------------------------------------------------------------------------------------------

                                    NAME OF NOMINEE*
                                       OR DIRECTOR                                 BUSINESS HISTORY
                            JOHN J. BUCCHIGNANO                   Mr. Bucchignano has served as Executive Vice
                                                                  President and Chief Financial Officer since October
  (PHOTO)                   Age 46                                7, 1991. Mr. Bucchignano served as Senior Vice
                                                                  President and Controller from September 27, 1990 to
                            Shares beneficially owned:            October 6, 1991, and as Controller from August 1,
                            Outstanding shares -- 122,450         1987 to September 26, 1990.
                            Shares subject to options
                            -- 290,000

                            Present term expires 1995

                            Director since 1993
  ------------------------------------------------------------------------------------------------------------------
                            *EDWARD H. DEHORITY, JR.              Mr. DeHority is a retired certified public
                                                                  accountant and attorney. He was employed by Ernst &
   (PHOTO)                  Age 63                                Young from 1958 to 1988. He served as the firm's
                                                                  National Partner in charge of Client Relations from
                            Shares beneficially owned:            1972 to 1978 and the managing partner of the
                            Outstanding shares -- 2,185           Stamford, Connecticut office from 1978 to 1987.
                            Shares subject to options
                            -0-

                            Nominated for term to expire 1997

                            Present term expires 1994

                            Director since 1990
  ------------------------------------------------------------------------------------------------------------------
                            *VINCENT A. GIERER, JR.               Mr. Gierer has served as Chairman of the Board and
                                                                  Chief Executive Officer since December 1, 1993 and
   (PHOTO)                  Age 46                                has served as President since September 27, 1990.
                                                                  Mr. Gierer also served as Chief Operating Officer
                            Shares beneficially owned:            from September 27, 1990 to November 30, 1993 and as
                            Outstanding shares -- 512,147         Executive Vice President and Chief Financial
                            Shares subject to options             Officer from February 17, 1988 to September 26,
                            -- 611,400                            1990.

                            Nominated for term to expire 1997

                            Present term expires 1994

                            Director since 1986
  ------------------------------------------------------------------------------------------------------------------

                                    NAME OF NOMINEE*
                                       OR DIRECTOR                                 BUSINESS HISTORY
                            P.X. KELLEY                           General Kelley has served as Vice Chairman of
                                                                  Cassidy & Associates, a Washington D.C. government
   (PHOTO)                  Age 65                                relations firm, since January 1989. He served as
                                                                  General, United States Marine Corps from 1981 to
                            Shares beneficially owned:            1987 and retired as Commandant of the Marine Corps
                            Outstanding shares -- 2,500           in 1987. He also served as a member of the Joint
                            Shares subject to options             Chiefs of Staff from 1983 until his retirement in
                            -0-                                   1987. General Kelley also serves as a director of
                                                                  Allied-Signal, Inc., GenCorp Inc., PHH Corporation,
                            Present term expires 1996             Saul Centers, Inc., Sturm, Ruger & Company, Inc.
                                                                  and Wackenhut Corporation.
                            Director since 1992
  ------------------------------------------------------------------------------------------------------------------
                            ALBERT H. LEADER                      Mr. Leader is a business consultant. He served as
                                                                  President and Chief Operating Officer of
   (PHOTO)                  Age 68                                Anaconda-Ericsson Inc. from July 25, 1980 to
                                                                  December 31, 1983, the date of his retirement.
                            Shares beneficially owned:
                            Outstanding shares -- 10,264
                            Shares subject to options
                            -0-

                            Present term expires 1995

                            Director since 1983
  ------------------------------------------------------------------------------------------------------------------
                            RALPH L. ROSSI                        Mr. Rossi retired on July 1, 1993. He served as
                                                                  Vice Chairman from August 29, 1984 until the date
   (PHOTO)                  Age 65                                of his retirement.

                            Shares beneficially owned:
                            Outstanding shares -- 955,639
                            Shares subject to options
                            -- 475,000

                            Present term expires 1995

                            Director since 1973
  ------------------------------------------------------------------------------------------------------------------

                                    NAME OF NOMINEE*
                                       OR DIRECTOR                                 BUSINESS HISTORY
                            *SPENCER R. STUART                    Mr. Stuart has been an independent management
                                                                  consultant since 1974 when he retired as Chairman
   (PHOTO)                  Age 71                                of the Board and Chief Executive Officer of Spencer
                                                                  Stuart and Associates. He continues as Honorary
                            Shares beneficially owned:            Chairman of that firm. From June 1990 through April
                            Outstanding shares -- 44,933          1992, Mr. Stuart served as a management consultant
                              Shares subject to options           to the investment banking division of Dean Witter
                            -0-                                   Financial Services Group and as Chairman of the
                                                                  Dean Witter Council of Management Advisors. Mr.
                            Nominated for term to expire 1997     Stuart is a director of Enhance Financial Services
                                                                  Group, Asset Guaranty Inc. and Asset Guaranty
                            Present term expires 1994             Reinsurance Company. Mr. Stuart also serves as an
                                                                  Advisory Director of Keystone America Group Funds
                            Director since 1977                   and Keystone Custodian Funds.
  ------------------------------------------------------------------------------------------------------------------
                            JOSEPH R. TADDEO                      Mr. Taddeo has served as Executive Vice President
                                                                  and President of United States Tobacco Company
   (PHOTO)                  Age 49                                since September 27, 1990. Mr. Taddeo also served as
                                                                  Senior Vice President of United States Tobacco
                            Shares beneficially owned:            Company from June 23, 1988 to September 26, 1990.
                            Outstanding shares -- 184,389
                            Shares subject to options
                            -- 330,000

                            Present term expires 1996

                            Director since 1990
  ------------------------------------------------------------------------------------------------------------------
                            JOHN P. WARWICK                       Mr. Warwick is a marketing consultant to Warwick,
                                                                  Baker & Fiore Inc. ("WBF"), a New York based
   (PHOTO)                  Age 68                                advertising agency. Mr. Warwick served WBF as
                                                                  Chairman of the Board from 1965 through March 20,
                            Shares beneficially owned:            1991, the date of his retirement, and as Chief
                            Outstanding shares -- 10,140          Executive Officer from 1964 through 1986.
                            Shares subject to options
                            -0-

                            Present term expires 1995

                            Director since 1991
  ------------------------------------------------------------------------------------------------------------------

Messrs. DeHority, Gierer and Stuart are now directors and will serve for the terms indicated, subject, with respect to Mr. Gierer, to the provisions of his Employment Agreement (see "Other Compensation," below), unless waived by the Company. Your proxy, unless otherwise marked, will be voted for the above nominees for such terms. In the event that any nominee is not available for election at the time of the meeting or any adjournment thereof, an event which is not anticipated, your proxy may be voted for a substitute nominee and will be voted for the other nominees named above.

As of January 31, 1994, all directors and reporting officers as a group beneficially owned 5,636,259 shares and had options to acquire 4,598,600 shares, which together represented approximately 4.9% of the aggregate of the outstanding Company Common Stock including options held by all such persons. No officer or director beneficially owned more than 1% of the aggregate amount of the outstanding Company Common Stock including options held by the respective person, except for Mr. Bantle, who owns approximately 1.3%.

The Board held nine meetings during 1993.

COMMITTEES OF THE BOARD

The Company has an Audit Committee and a Nominating and Compensation Committee. The Audit Committee is currently comprised of the following members, each independent of management: Spencer R. Stuart -- Chairman, Edward H. DeHority, Jr. and P.X. Kelley. The Audit Committee, which met four times during 1993, reviews and acts upon or reports to the Board with respect to various auditing and accounting matters, including the selection of the Company's independent auditors, the accounting and financial practices and controls of the Company, audit procedures and findings, and the nature of services to be performed for the Company by, and the fees to be paid to, the independent auditors. The Nominating and Compensation Committee, which met eight times during 1993, is currently comprised of the following members, each independent of management:
Albert H. Leader -- Chairman, Edward H. DeHority, Jr., P.X. Kelley, Spencer R. Stuart and John P. Warwick. In 1991, the Board expanded the responsibilities of this committee to cover nominating matters, including the recommendation of nominees to the Board and the size and composition of the Board and its committees, in addition to officers' compensation and management succession matters. The Nominating and Compensation Committee considers recommendations from stockholders for Board of Director candidates. The recommendations should be submitted in writing to the Secretary at the Company's office.

COMPENSATION OF EXECUTIVE OFFICERS

The tables, graph and descriptive information set forth below are intended to comply with the amendments recently adopted by the Securities and Exchange Commission to the executive compensation requirements applicable to, among other reports and filings, annual proxy statements. This information is being furnished with respect to the Company's former and current Chief Executive Officers ("CEOs"), its four most highly compensated current executive officers other than the CEOs, and a former executive officer who, prior to his retirement, was one of the Company's four most highly compensated executive officers, each of whose salary and bonus exceeded $100,000 for the most recent fiscal year (collectively, the "Executive Officers").

                                    TABLE II

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                   COMPENSATION
                                                                                   ------------
                                                                                      AWARDS
                                                        ANNUAL COMPENSATION        ------------
                                                      ------------------------      SECURITIES
                NAME AND                                SALARY         BONUS        UNDERLYING          ALL OTHER
           PRINCIPAL POSITION                YEAR        ($)            ($)        OPTIONS (#)     COMPENSATION ($)(1)
- -----------------------------------------   ------    ----------     ---------     ------------    -------------------
LOUIS F. BANTLE(2)                            1993      744,616      2,294,894         40,000             14,150
  Chairman of the Board and                   1992      800,000      1,901,222        150,000             13,732
  Chief Executive Officer                     1991      750,000      1,690,737         50,000             13,333
VINCENT A. GIERER, JR.(3)                     1993      560,000      1,536,091         50,000             14,150
  Chairman of the Board,                      1992      560,000      1,300,827        100,000             13,732
  Chief Executive Officer                     1991      461,539       919,643         100,000             13,333
  and President, formerly President
  and Chief Operating Officer
JOHN J. BUCCHIGNANO                           1993      274,039       580,254          40,000             14,150
  Executive Vice President                    1992      250,000       505,426         100,000             13,732
  and Chief Financial Officer                 1991      194,231       263,545          80,000             10,615
JAMES W. CHAPIN                               1993      330,000       700,797          30,000             13,921
  Executive Vice President                    1992      330,000       599,768          50,000             13,732
  and General Counsel                         1991      300,000       491,996          40,000             13,333
HARRY W. PETER, III                           1993      275,000       512,870          30,000             14,150
  Executive Vice President                    1992      275,000       425,291         100,000             13,097
                                              1991      230,769       288,467         100,000             13,333
RALPH L. ROSSI(4)                             1993      255,769       699,839          25,000             14,150
  Vice Chairman                               1992      500,000      1,200,814        100,000             13,732
                                              1991      450,000      1,019,250         50,000             13,333
JOSEPH R. TADDEO                              1993      400,000      1,067,259         50,000             14,150
  Executive Vice President                    1992      400,000       900,411         130,000             13,732
  and President -- United States              1991      273,077       447,551         100,000             13,333
  Tobacco Company

(1) Amounts represent Company matching contributions to the Employees' Savings Plan.

(2) Mr. Bantle retired on December 1, 1993 and was appointed Chairman Emeritus.

(3) Mr. Gierer was elected Chairman of the Board and Chief Executive Officer in addition to his duties as President on December 1, 1993.

(4) Mr. Rossi retired on July 1, 1993.

                                   TABLE III

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                                             INDIVIDUAL GRANTS
                                    --------------------------------------------------------------------      GRANT DATE
                                      NUMBER OF                                                                  VALUE
                                      SECURITIES          % OF TOTAL                                          -----------
                                      UNDERLYING        OPTIONS GRANTED      EXERCISE OR                      GRANT DATE
                                       OPTIONS          TO EMPLOYEES IN      BASE PRICE       EXPIRATION        PRESENT
              NAME                  GRANTED (#)(1)        FISCAL YEAR          $/SHARE           DATE         VALUE $ (2)
- ---------------------------------   --------------      ---------------      -----------      ----------      -----------
Louis F. Bantle..................        40,000               3.3                25.50          2/22/03          294,800
Vincent A. Gierer, Jr............        50,000               4.2                25.50          2/22/03          368,500
John J. Bucchignano..............        40,000               3.3                25.50          2/22/03          294,800
James W. Chapin..................        30,000               2.5                25.50          2/22/03          221,100
Harry W. Peter, III..............        30,000               2.5                25.50          2/22/03          221,100
Ralph L. Rossi...................        25,000               2.1                25.50          2/22/03          184,250
Joseph R. Taddeo.................        50,000               4.2                25.50          2/22/03          368,500

(1) Options granted in 1993 expire in ten years and generally become exercisable ratably over a three year period following the date of grant subject to acceleration of exercisability upon a change in control of the Company.

(2) Amounts based on the modified Black-Scholes option pricing model, using the following material assumptions and adjustments: exercise price equal to the fair market value of the underlying stock on the date of grant, ten year option term, interest rate representing the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term, volatility calculated using daily stock prices for a one year period prior to grant date, and dividends at a rate of $.96 per share, representing annualized dividends paid with respect to a share of common stock as of the date of grant. There is no assurance the value realized by an optionee will be at or near the value estimated by the modified Black-Scholes option pricing model. Should the stock price not rise over the option price, optionees will realize no gain.

                                    TABLE IV

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                     SHARES                  OPTIONS AT FISCAL YEAR-END       IN-THE-MONEY OPTIONS
                                   ACQUIRED ON     VALUE                 (#)                 AT FISCAL YEAR-END ($)
                                    EXERCISE     REALIZED    ---------------------------   ---------------------------
              NAME                     (#)           $       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ---------------------------------  -----------   ---------   -----------   -------------   -----------   -------------
Louis F. Bantle..................    200,000     3,000,000     240,000            -0-         268,125           -0-
Vincent A. Gierer, Jr............     25,600       249,725     562,400         50,000       6,681,175       112,500
John J. Bucchignano..............     49,600       873,425     250,000         40,000       1,209,688        90,000
James W. Chapin..................    100,000     1,975,000     410,000         30,000       5,906,250        67,500
Harry W. Peter, III..............     11,000       130,969     270,000         30,000       1,259,688        67,500
Ralph L. Rossi...................        -0-           -0-     475,000            -0-       5,193,125           -0-
Joseph R. Taddeo.................        -0-           -0-     280,000         50,000       1,001,563       112,500

                                    TABLE V

                                 PENSION TABLE

                                                                            YEARS OF SERVICE
                                         --------------------------------------------------------------------------------------
             REMUNERATION                                15          20          25          30           35            40
- ---------------------------------------              ----------  ----------  ----------  ----------  ------------  ------------
                                             10
                                         ----------
$ 200,000..............................  $   39,864  $   59,797  $   79,729  $   99,661  $  119,593  $    139,525  $    159,458
  300,000..............................      60,643      90,964     121,285     151,607     181,928       212,249       242,571
  400,000..............................      81,421     122,131     162,842     203,552     244,263       284,973       325,683
  500,000..............................     102,199     153,299     204,398     255,498     306,597       357,697       408,796
  600,000..............................     122,977     184,466     245,955     307,443     368,932       430,420       491,909
  700,000..............................     143,755     215,633     287,511     359,389     431,266       503,144       575,022
  800,000..............................     164,534     246,801     329,067     411,334     493,601       575,868       658,135
  900,000..............................     185,312     277,968     370,624     463,280     555,936       648,592       741,248
 1,000,000.............................     206,090     309,135     412,180     515,225     618,270       721,315       824,360
 1,100,000.............................     226,868     340,303     453,737     567,171     680,605       794,039       907,473
 1,200,000.............................     247,647     371,470     495,293     619,116     742,940       866,763       990,586
 1,300,000.............................     268,425     402,637     536,850     671,062     805,274       939,487     1,073,699
 1,400,000.............................     289,203     433,804     578,406     723,007     867,609     1,012,210     1,156,812

The Pension Table sets forth information for determining the estimated annual retirement benefits payable as a life annuity to the Executive Officers under the Company's defined benefit plans pursuant to which benefits are determined by final compensation and years of service (the "Retirement Plans"). Compensation for purposes of the Retirement Plans means the highest three year average compensation (salary and 25% of bonus) in the prior ten year period. For 1993, the three year average compensation covered by the Retirement Plans for each of the Executive Officers was as follows: Mr. Bantle, $1,207,475; Mr. Gierer, $834,484; Mr. Bucchignano, $350,145; Mr. Chapin, $466,614, Mr. Peter, $360,611;
Mr. Rossi, $725,855 and Mr. Taddeo, $555,389. As of December 31, 1993, the credited years of service under the Retirement Plans were approximately as follows: Mr. Bantle, 31 years; Mr. Gierer, 16 years; Mr. Bucchignano, 9 years; Mr. Chapin, 19 years; Mr. Peter, 6 years; Mr. Rossi, 37 years and Mr. Taddeo, 12 years. Pension Table calculations assume retirement on December 31, 1993, and salary increases of approximately 6% per year for the prior three years and take into account offsets for social security benefits.

The Executive Officers also participate in a supplemental retirement plan (the "Supplemental Plan"). The formula by which benefits are determined under the Supplemental Plan is as follows: the greater of 100% of the accrued benefit under the Retirement Plans or 40% of the executive's highest compensation (salary plus 25% of bonus) paid during any of the three consecutive twelve month periods within the thirty-six months immediately preceding retirement (for retirement at age 50), increasing in constant whole percentage increments to the greater of 110% of such accrued benefit or 50% of such compensation (for retirement at age 60 or thereafter), less amounts payable under the Retirement Plans. The estimated annual benefits (or, in the case of Mr. Bantle and Mr. Rossi, the actual annual benefits) payable as a life annuity at normal retirement age (assuming compensation and service as of December 31, 1993) under the Supplemental Plan for each of the Executive Officers (after taking into account reductions for benefits under the Retirement Plans) are approximately as follows: Mr. Bantle, $81,825, Mr. Gierer, $176,665, Mr. Bucchignano, $138,923, Mr. Chapin, $58,239, Mr. Peter, $152,708,
Mr. Rossi, $59,512 and Mr. Taddeo, $185,643.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

The Nominating and Compensation Committee of the Company's Board (the "Committee") consists of five independent, nonemployee directors. The role of the Committee, among other things, is to review or approve, as appropriate, (i) the broad compensation policy of the Company with respect to its executives, including Executive Officers (as defined above), and (ii) the various components of the total compensation of the Executive Officers.

COMPENSATION POLICY

The Committee believes that strong leadership combined with the continuing development of its highly qualified management team have been key elements in the Company's superior financial performance over the years. In the Committee's view, the Company's compensation programs, which provide appropriate incentives and rewards to Executive Officers for outstanding performance, have been and will continue to be essential to the Company's ability to attract, retain and motivate the most highly qualified executives, thereby enhancing the ability of the Board of Directors to meet its primary obligation to stockholders of the Company -- maximizing stockholder value through consistent growth and profitability. The Committee also believes that meaningful participation in the Company's success is the most effective means of compensating its Executive Officers. Accordingly, it has been the Committee's longstanding policy to link a substantial portion of overall compensation to the Company's performance. Less than half of total compensation is fixed in the form of base salary while the remainder of total compensation (bonus and stock options) is variable and dependent upon the earnings and operating results of the Company and the market price of the Company's stock.

In order to ensure that the Company's compensation programs provide proper incentives for outstanding performance, while at the same time ensuring that the major portion of aggregate compensation is dependent on Company performance, the Committee has adopted an objective for the Company's compensation programs. Under this objective, aggregate compensation for the Company's officers should fall approximately in the 75th percentile of a comparator group composed of a cross section of other high performance companies but only if warranted by Company performance. The Committee believes that the objective established for the Company's total compensation programs reflects the unique nature of the Company's products and the need to attract talented executives who can direct growth in a challenging environment. The Committee directed an independent consultant to construct a group of comparator companies from their database, which resulted in the identification of 23 companies who, like the Company, meet the following criteria: (i) one year return on equity greater than 20%; (ii) five year return on equity greater than 20%; and (iii) five year compound growth for earnings per share greater than 10%. For 1993, two of the three companies in the S&P Tobacco Index (see performance graph, below) met these criteria. The Committee uses the combined data drawn from this comparator group as a guide in determining the aggregate compensation to be provided to the Company's Executive Officers. Based upon the data provided, aggregate 1993 compensation for the Company's Officers fell below the 75th percentile of the comparator group but was in line with overall objectives.

Recently enacted tax legislation imposes an annual, individual limit of $1 million on the deductibility of the Company's compensation payments to certain Executive Officers, commencing in 1994. Specified compensation is excluded for this purpose, including so-called performance-based compensation. In response to this legislation, the Committee has determined to preserve, to the maximum extent practicable, the deductibility of all compensation payments to Executive Officers. In this regard, the Board adopted certain amendments to the Company's Incentive Compensation Plan ("ICP") (detailed below under "ICP") which are designed so that future ICP payments will qualify for the exclusion applicable to performance-based compensation and will therefore continue to be tax deductible. This legislation provides for a transitional rule applicable to the ICP that would not require the Company to submit these amendments for stockholder approval until the earlier of a material amendment of the ICP or the first stockholder meeting after December 31, 1996. Accordingly, stockholder approval of these amendments is not required at this time.

The Company's compensation program has three principal components, each described more fully below: annual base salaries, short-term incentives consisting of annual bonuses awarded under the ICP and long-term incentives consisting of the grant of stock options under the Company's current and former stock option plans (the "Option Plans"). Both the ICP and the Option Plans have been approved by stockholders. The short-term incentive plan is directly linked to Company performance through earnings, while the long-term incentive plan reflects the Company's performance through changes in the market price of the Company's Common Stock.

Set forth above in the Summary Compensation Table (Table II) is the compensation of Executive Officers for the years 1993, 1992 and 1991. The Committee notes that the Company's performance in each of those years reached record levels for net earnings, primary earnings per share and dividends. For the past three years, net earnings increased approximately 12%, 18% and 19%, respectively; primary earnings per share increased approximately 15%, 19% and 20%, respectively; and dividends per share increased approximately 20%, 21% and 20%, respectively.

SPECIFIC COMPONENTS OF COMPENSATION PROGRAM

Salary. Base salaries for the Executive Officers are the component of the total compensation package that is least related to Company performance. In keeping with the Company's emphasis on performance-related compensation, base salaries of the Executive Officers as a group constituted approximately 28% of their 1993 cash compensation and only approximately 23% of their total 1993 compensation (including the long-term component discussed below), leaving 77% of such compensation "at risk." Base sala-ries of Executive Officers have not been increased since January 1, 1992, except in the case of one current Executive Officer who received an increase in 1993 in connection with his promotion to an Executive Officer position.

ICP. The ICP formula, which was approved by stockholders, provides each year for an aggregate fund based upon fixed percentages of consolidated earnings (before income taxes and incentive compensation), as specified in the ICP, so long as earnings exceed a threshold percentage of stockholders' equity and cash dividends have been declared and paid for the year. Up to 50% of the fund may be allocated by the ICP Committee among a group of approximately 33 officers, including the seven Executive Officers ("Fund A"). Allocations to each of the Executive Officers must be approved by the Committee. Effective for 1994, the ICP has been amended to provide that the Chief Executive Officer will not be permitted to receive more than 15% of Fund A and no other Executive Officer will be permitted to receive more than 12% of Fund A. These percentages govern the maximum amounts that may be allocated to each Executive Officer and are not subject to increase. The Committee has, however, the authority to make awards of any amount provided that they are equal to or less than the indicated maximum percentages.

In considering the specific awards to the Executive Officers, the Committee noted that overall Company performance was superior in 1993. Specifically, the Company's net earnings were $349 million, an increase of approximately 12% over the prior year; the Company's primary earnings per share were $1.62, an increase of approximately 15% over the prior year; and the Company's return on average stockholders' equity for 1993 was approximately 71%. In determining 1993 ICP awards, the Committee was aware that the percentage increase in ICP distributions to Executive Officers from 1992 to 1993 (19%) was greater than the increase in earnings per share (15%). The Committee noted, however, that in view of the fact that the salaries of Executive Officers in general had not been increased since January 1, 1992 (see "Salary," above), the increase in aggregate cash compensation paid to Executive Officers for 1993 (13%) was less than the increase in earnings per share (15%). The Committee further noted that after taking into account the increase in 1993 ICP distributions, aggregate compensation was in line with the Committee's compensation objective (see "Compensation Philosophy," above). In determining the increase in ICP distributions and aggregate cash compensation from 1992 to 1993 discussed above, Mr. Bantle's 1993 salary and Mr. Rossi's 1992 ICP distribution and salary were adjusted for purposes of comparison (see Table II, footnotes 2 and 4).

Based on the Company's performance for 1993, the aggregate ICP fund for 1993 increased by approximately 10% over the prior year. The 1993 ICP fund represents 4.97% of total earnings before taxes and provision for incentive compensation and was distributed to approximately 682 employees, including the Executive Officers. The ICP awards made to the Executive Officers as a group constituted approximately 72% of their cash compensation for 1993 and 60% of their total compensation for 1993 (including the long-term component discussed below).

Option Plans. The long-term incentive component of executive compensation, as noted above, is equity-based and consists of the award of stock options to the Executive Officers (as well as many other employees of the Company) under the Option Plans. Stock options represent compensation that is tied to the Company's stock price for periods of up to 10 years (the period during which such options may be exercised). Stock options are granted with an exercise price equal to the fair market value of shares of Company Common Stock on the date of grant, and the optionee will realize value from grant only if the market value of such shares increases.

In 1993, the Stock Option Committee, consisting of three independent, nonemployee members of the Board each of whom is a current member of the Committee, granted options to approximately 1,181 employees, including the Executive Officers. Stock option grants to the Executive Officers as a group constituted approximately 16% of their total 1993 compensation package, utilizing (for illustrative purposes only) the valuation method used in Table III set forth above. In determining awards to Executive Officers, the Stock Option Committee considers the importance of long-term equity-based compensation as part of the Committee's overall executive compensation policy, as well as the position and relative responsibility within the Company of the individual, but does not consider the size of previous option grants made to that individual. Further, in 1993, the Stock Option Committee awarded fewer shares in the aggregate because of its desire to conserve shares under the 1992 Stock Option Plan.

1993 COMPENSATION OF CHIEF EXECUTIVE OFFICERS

Louis F. Bantle -- Mr. Bantle retired as Chairman of the Board and Chief Executive Officer on December 1, 1993. He served the Company in the roles of Chairman of the Board and chief executive officer for over 20 years. While Mr. Bantle's annual rate of base salary did not increase over the prior year, as discussed above, his incentive compensation increased approximately 21%, resulting in an increase in his aggregate cash compensation of approximately 15% on an annualized basis (see Table II, footnote 2). In February of 1993, Mr. Bantle was granted stock options for 40,000 shares.

In determining the amount of Mr. Bantle's ICP award for 1993, the Committee first reviewed and evaluated the individual contributions Mr. Bantle made as Chief Executive Officer of the Company. His role in the achievement of the Company's financial results was determined to be pivotal. Mr. Bantle's successful planning and implementation of the management succession program was taken into account, as was his historical performance in his long-standing role as Chairman and Chief Executive Officer. Having determined that Mr. Bantle's impact upon the Company's financial results had been both significant and favorable, the Committee then reviewed the Company's performance for 1993, which was another record year, elsewhere reported to stockholders on page 12. The Committee also reviewed Mr. Bantle's overall 1993 compensation package, including his base salary and stock option grant, and awarded Mr. Bantle the ICP amount set forth in Table II above. For 1993, 22% of Mr. Bantle's total actual compensation was attributable to base salary, 69% to ICP and 9% to his stock option grant. Mr. Bantle's aggregate compensation fell slightly below the 75th percentile of the comparator group.

Vincent A. Gierer, Jr. -- Mr. Gierer was elected Chairman of the Board and Chief Executive Officer in addition to his duties as President, effective December 1, 1993. The Committee also noted the additional responsibilities assumed by Mr. Gierer in preparation for his election to Chairman of the Board and Chief Executive Officer on December 1, 1993. While Mr. Gierer's base salary did not increase over the prior year, his incentive compensation increased approximately 18%, resulting in an increase in aggregate cash compensation of approximately 13%. In February of 1993, he was granted stock options for 50,000 shares.

In determining the amount of Mr. Gierer's ICP award for 1993, the Committee reviewed and evaluated the individual contributions Mr. Gierer made as President and Chief Operating Officer in 1993 as well as his expanded responsibilities in light of his recent promotion. Having determined that Mr. Gierer's impact upon the Company's financial results has also been significant and favorable, the Committee then reviewed Mr. Gierer's 1993 compensation, including base salary and stock option grant, and awarded Mr. Gierer the ICP amount set forth in Table II above. For 1993, 23% of Mr. Gierer's total compensation was attributable to base salary, 62% to ICP and 15% to his stock option grant. Mr. Gierer's aggregate compensation fell slightly below the 75th percentile of the comparator group.

NOMINATING AND COMPENSATION                         STOCK OPTION COMMITTEE
COMMITTEE

Albert H. Leader, Chairman                          John P. Warwick, Chairman

Edward H. DeHority, Jr.                             Edward H. DeHority, Jr.

P. X. Kelley                                        Albert H. Leader

Spencer R. Stuart

John P. Warwick

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)
                      FOR THE YEAR ENDED DECEMBER 31, 1993

               Among UST Inc., S&P Tobacco Index & S&P 500 Index

      Measurement Period
    (Fiscal Year Covered)          UST Inc.       S&P Tobacco       S&P 500
          1988                      100.00          100.00          100.00
          1989                      155.00          160.00          132.00
          1990                      192.00          203.00          128.00
          1991                      353.00          309.00          166.00
          1992                      355.00          308.00          179.00
          1993                      318.00          241.00          197.00

(1) Assumes $100 invested on 12/31/88 and held through 12/31/93. Total return assumes reinvestment of dividends.

OTHER COMPENSATION

The Company is party to employment agreements with Messrs. Gierer (4 years), Bucchignano (3 years) and Taddeo (3 years) which set forth the terms and conditions of such officers' employment and termination of employment with the Company. The stated initial terms of the agreements are generally automatically extended, subject to expiration at age 65. In particular, the agreements provide that such officers will be entitled to certain severance benefits if the Company terminates their employment for any reason other than death, disability or "cause" or if the officer terminates his employment for "good reason," including termination following a "change in control of the Company" (as such terms are defined in the agreements). The benefits consist principally of the continuation over the term remaining in the officer's employment agreement or, if greater, three years, of an annual amount equal to the sum of the officer's base salary and the highest ICP payment made to the officer in any of the preceding three years. In the event of a termination based on a change in control, the ICP taken into account for this purpose would be limited to an amount equal to 75% of base salary, the multiple would in all cases be three and the benefits would be paid in a lump sum. The Company would also maintain all welfare benefit plans in effect for the officer's continued benefit or provide substantially equivalent benefits for three years (or, if greater, the number of years remaining in the term of the agreement). In addition, the Company would pay certain other damages resulting from the termination. In the event that any payments made pursuant to the agreement in connection with a change in control are subjected to the excise tax imposed under the federal tax laws, the Company would increase each such officers' severance payment as necessary to restore the officer to the same after-tax position he would have had if the excise tax had not been imposed. In addition, such agreements provide that any such officer shall resign as Director upon his termination of employment for any reason. Based upon current salary levels, the approximate lump-sum value of the benefit, exclusive of the effect of state and local taxes, that would have been payable to the Executive Officers if their employment had terminated on December 31,1993 following a change in control would be as follows: Mr. Gierer, $3.2 million; Mr. Bucchignano, $1.6 million and Mr. Taddeo, $2.2 million.

COMPENSATION OF DIRECTORS

The Board of Directors increased the monthly retainer for all nonemployee directors from $4,600 to $5,000 effective January 1, 1993, for their services as directors, including committee assignments. Nonemployee directors are reimbursed for reasonable expenses incurred by them in connection with performance of their services to the Company as members of the Board of Directors or such committees. Employee directors receive no additional compensation for their services as directors.

The Company has adopted the UST Nonemployee Directors' Retirement Plan (the "Directors' Plan"), a nonqualified, nonfunded plan that generally applies to nonemployee members of the Board whose service as such includes periods beginning on or after January 1, 1988, and whose service equals or exceeds 36 months. Under the terms of the Directors' Plan, an eligible director will receive one-twelfth of 75% of his highest annual compensation (excluding consulting fees) each month, beginning at age 65 (or such later date upon which occurs his termination of service) and continuing over a period equal to his period of service. Payments cease upon the member's death.

INDEBTEDNESS

Since January 1, 1993, none of the Company's directors, Executive Officers, nominees for election as directors or certain relatives or associates of such persons have been indebted to the Company in an aggregate amount in excess of $60,000 except as noted below in Table VI, which represents unpaid balances on stock option exercises under the terms of the 1977 Non-Qualified Stock Option Plan, which has expired with respect to the grant and exercise of options, and the UST Inc. 1982 Stock Option Plan (the "1982 Plan"), which has expired with respect to the grant of options, both as previously approved by stockholders. Unpaid balances on stock option purchases are secured by the pledging of the shares with the Company and by the optionee's personal installment promissory note bearing interest at a rate not to exceed 9% per annum. With respect to options granted after August 29, 1984, the 1982 Plan, as amended, requires that installment notes bear interest at the minimum rate required to be stated under the Internal Revenue Code, as amended.

                                    TABLE VI

                                                                                                       INDEBTEDNESS
                                                                 LARGEST AGGREGATE                        AS OF
                                                            INDEBTEDNESS DURING 1993(1)            FEBRUARY 11, 1994(1)
                                                     -----------------------------------------     --------------------
                                                       UNDER          UNDER                               UNDER
                                                     1977 PLAN      1982 PLAN         TOTAL             1982 PLAN
                                                     ---------     -----------     -----------     --------------------
Louis F. Bantle....................................  $ -0-         $ 2,662,500     $ 2,662,500         $  2,529,375
  Chairman Emeritus, formerly
  Chairman of the Board and
  Chief Executive Officer
Vincent A. Gierer, Jr..............................    -0-           1,577,428       1,577,428            1,518,631
  Chairman of the Board,
  Chief Executive Officer
  and President,
  formerly President and
  Chief Operating Officer
John J. Bucchignano................................    -0-             572,464         572,464              565,033
  Director, Executive Vice
  President and Chief
  Financial Officer
James W. Chapin....................................    -0-           1,233,491       1,233,491            1,223,355
  Executive Vice President and
  General Counsel
Harry W. Peter, III................................    -0-             515,510         515,510              492,788
  Executive Vice
  President
Ralph L. Rossi.....................................    52,057          407,500         459,557                  -0-
  Director, formerly
  Vice Chairman
Joseph R. Taddeo...................................    -0-             475,723         475,723              414,353
  Director, Executive
  Vice President

(1) Interest rates on loans range from approximately 5% to approximately 9%.

PROPOSAL NO. 2

A Proposal to Ratify and Approve the Selection of Independent Auditors of the Accounts of the Company and its Consolidated Subsidiaries for the Year 1994.

The Board has selected the firm of Ernst & Young, Certified Public Accountants, as independent auditors of the accounts of the Company and its consolidated subsidiaries for the year 1994. Ernst & Young has been serving the Company and its subsidiaries in this capacity for many years. The Board's selection was made upon the unanimous recommendation of its Audit Committee.

In connection with its audit of the Company's 1993 financial statements, Ernst & Young read the Company's periodic reports which were filed with the Securities and Exchange Commission, discussed quarterly financial information included in the Company's quarterly financial statements and met with the Audit Committee. Ratification of the selection of the Company's independent auditors is not required by any statute or regulation to which the Company is subject or by the Company's By-Laws. If the stockholders do not ratify the selection of Ernst & Young, the selection of independent auditors will be reconsidered by the Board.

Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions.

The following resolution will be offered at the meeting:

"RESOLVED, that the Board of Directors' selection of Ernst & Young as independent auditors of the accounts of the Company and its consolidated subsidiaries for the year 1994 be, and it hereby is, ratified, confirmed and approved by the stockholders of the Company."

The Board recommends that stockholders vote FOR the foregoing resolution (Proposal No. 2). Your appointed proxies will vote your shares FOR Proposal No. 2 unless you instruct otherwise in the proxy form.

The affirmative vote of a majority of the shares of Company Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence.

PROPOSAL NO. 3

The Company has been advised that John Slade, M.D., a record holder of 64 shares, whose address is 166 Montgomery Road, Skillman, New Jersey 08558-2005, initial filer with the Sisters of Mercy of the Americas, a beneficial holder of 180 shares, whose address is 29000 Eleven Mile Road, Farmington Hills, Michigan 48336, and Mercy Health Services, a beneficial holder of 5,769 shares, whose address is 34605 Twelve Mile Road, Farmington Hills, Michigan 48331-3221, intend to introduce at the Annual Meeting the following resolution and supporting statement, which are printed verbatim:

WHEREAS

     Skoal Bandit, Skoal Classic and Copenhagen brands of moist snuff are being advertised without accompanying warning labels on caps, t-shirts and other utilitarian objects in apparent violation of federal regulations;

A licensee of the Company sells t-shirts, caps, insulated can holders, and other items to the public with the slogan "Skoal Bandit Racing" but with no warning label;

"Skoal Bandit Racing" is a service mark owned by United States Tobacco Sales and Marketing Company, Inc. The phrase refers to the NASCAR Winston Cup stock car racing team the Company sponsors for Skoal Bandit brand moist snuff. The major purpose of this sponsorship is to promote Skoal Bandit brand moist snuff to the public;

The same licensee of the Company sells t-shirts, caps, post cards, bumper stickers, license plates, and other items to the public which bear images of the Skoal Bandit NASCAR Winston Cup stock car clearly depicting the brand name and the bandit symbol yet these items carry no warning label;

The same licensee of the Company also sells similar items to the public which bear images of the Skoal Classic NASCAR Winston Cup stock car clearing depicting the brand name, yet none of these items carry a warning label;

Regulations of the Federal Trade Commission require that mentions of brands of chewing tobacco and moist snuff on items such as caps and t-shirts, insulated can holders, bumper stickers and license plates be accompanied by prominent warning labels;

Moist snuff use among pre-adolescent and adolescent boys has increased markedly in recent years to the alarm of public health, medical and dental officials.

Children find promotional items for tobacco products attractive. For instance, 39% of tenth graders in Perth Amboy, New Jersey reported owning promotional items connected to tobacco products in 1992, and 30% of 12-17 year olds in a national survey conducted by Gallup International in 1992 reported owning at least one such item.

RESOLVED

That shareholders request that the Board adopt the following policy to be put into effect as soon as possible but not later than January 1, 1995: All advertising and promotion for our Company's moist snuff brands, including all uses of the Company's brand names and associated symbols for moist snuff products used in connection with sponsorships of all sorts, shall include clear, effective and prominent warnings of the hazards caused by these products.

                              SUPPORTING STATEMENT

Federal regulations require that promotional items for moist snuff brands such as t-shirts, caps, insulated can holders, license plates and bumper stickers carry warning labels. The Company has licensed the use of its moist snuff brand names and associated symbols for use on items which do not carry a warning of any sort. These apparent violations of federal regulations are especially worrisome because adolescents, among whom moist snuff use is epidemic, find items such as these attractive.

If you believe that promotional items for the Company's moist snuff brands should carry warning labels, please vote "yes" for this resolution.

                               COMPANY'S RESPONSE

The Board recommends that stockholders vote AGAINST the foregoing resolution (Proposal No. 3).

The initial filer of this proposal has submitted other proposals to the Company in the past either alone or with an anti-tobacco activist, which have been overwhelmingly defeated.

The Board believes that this proposal is not in the best interests of the Company or its stockholders and urges stockholders to vote AGAINST it.

Advertising of the Company's products is extensively regulated on the federal, state and local levels and the Company complies with those regulations. In particular, since 1986, all Company advertising for smokeless tobacco brands has been regulated by the Federal Trade Commission (the "FTC") pursuant to the Comprehensive Smokeless Tobacco Health Education Act of 1986, 15 U.S.C. 4001 (the "Act"). In addition, in 1987 and 1991, the FTC adopted regulations to implement the warning requirements of the Act which provide for warning requirements in advertisements and warning requirements for utilitarian objects for "personal use" that "display the brand name, logo, or selling message of any smokeless tobacco product." The FTC regulations specify in minute detail how the required warning must appear "in a conspicuous and prominent location," in "conspicuous and legible type," and be "clearly visible."

Furthermore, more recently, on November 4, 1993, the FTC proposed to amend the current regulations to expressly provide that sponsored racing vehicles and other event-related objects that display the brand-name, logo, or selling message of smokeless products are advertising subject to the health warning requirements of the Smokeless Tobacco Act and the regulations.

The Company has and will continue to comply with the requirements of the comprehensive regulatory scheme promulgated by Congress and the Federal Trade Commission, as well as the requirements of state and local regulatory authorities.

Accordingly, the Company believes that the adoption of the policy referred to in the foregoing resolution is neither necessary nor appropriate and, if implemented as contemplated by the proposal, could require the Company to adopt policies governing product warnings which conflict with the existing regulatory framework mandated by federal law.

Your appointed proxies will vote your shares AGAINST Proposal No. 3 unless you instruct otherwise in the proxy form.

The affirmative vote of a majority of shares of the Company Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence.

PROPOSAL NO. 4

The Company has been advised that the National Benevolent Association of the Christian Church (Disciples of Christ), a record holder of 9,300 shares, whose address is 222 S. Downey Avenue, P.O. Box 1986, Indianapolis, Indiana 48206, intends to introduce at the Annual Meeting the following resolution, which is printed verbatim:

WHEREAS

- -- Except for last year, domestic tobacco consumption rates declined 1 to 2 percent a year since the mid-1960s, falling from 42% of adult Americans in 1965 to 25.7% of adults in 1991. This decline in tobacco consumption adversely impacted domestic tobacco growers;

- -- As tobacco prices rose in the 1980s, U.S. companies started looking to foreign markets and, according to farm leaders, subsidized growers in places like Malawi, Argentina, and Brazil to grow tobacco of comparable quality to the American leaf for the domestic market. In 1969 less than 1 percent of the tobacco used in U.S. cigarettes was imported. by 1992, 28 percent of burley and 23 percent of the flue cured was foreign. Burley Imports alone increased 40 percent between 1990 and 1992 (Washington Post, 5/10/93);

- -- The New York Times noted: "Farmers' profit margins have declined while the major manufacturers' profits has risen . . .

      (add to Philip Morris: [without the elision marks]: with Philip Morris' operating Income for domestic tobacco doubling since 1986, to nearly $5.2 billion last year.)

Farmers have been squeezed by a combination of rising costs for labor, fertilizers and chemicals, and the relatively stagnant prices of tobacco leaves, depressed by an influx of cheap foreign imports"(06/06/93);

- -- After being challenged about unilateral price increases for domestic cigarettes even as domestic tobacco purchases and income decreased because of the foreign tobacco purchases, the major U.S. cigarette companies have agreed to support floors for content percentages of domestic tobacco for cigarettes;

- -- Given past actions which indicate the tobacco companies have created practices which have enhanced their own profits from tobacco as the income to tobacco farmers has decreased;

- -- It has been recognized that the agricultural economy in tobacco-growing states must be diversified and that funds to achieve this must come, in part, from a portion of federal cigarette excise tax revenues, as well as other funding sources;

- -- Various recommendations have been developed from within the tobacco-growing community to ease the transition of tobacco farmers from dependency on production for cigarette sales to alternative uses of their land, including:

(1) reducing or eliminating tobacco acreage by diversification into other crops or land usage;

(2) dedicating a portion of any cigarette excise tax increase for the government to purchase tobacco growing allotments and retire them. Inclusion of tax benefits forfeiting the allotments would also be effective, particularly to farmers re-investing into the growth of alternative crops.

(3) providing grants and low-interest loans to tobacco farmers who change to new crops, to be used for equipment, seeds, nursery stocks, new farm equipment, and irrigation systems.

     RESOLVED that the shareholders request that (name of Company) establish a Committee of the Board to review the Company's connections to its farm-suppliers and to determine how they can be helped in efforts at economic conversion from dependency on tobacco-for-cigarettes (for UST: smokeless use) to use of farmland for other purposes. Furthermore that the Company support legislation to help ease this economic conversion for tobacco-growers at federal and state levels.

                               COMPANY'S RESPONSE

The Board recommends that stockholders vote AGAINST the foregoing resolution (Proposal No. 4).

The Board believes that this proposal is not in the best interests of the Company or its stockholders and urges stockholders to vote AGAINST it.

The proposal requests the Company to review steps it can take to assist tobacco growers in ceasing the production of the types of tobacco critical to the manufacture of its smokeless products. The proposal also requests the Company to support legislation in this regard.

The Board believes that conducting such a review or devoting legislative activities as requested by this proposal would be inappropriate and not constitute a proper use of the Company's resources.

The boilerplate language of the proposal, which speaks primarily in terms of "tobacco-for-cigarettes", creates the impression that all the factors cited are equally applicable to the Company and the tobacco used in the manufacture of its smoke-less products. The facts paint a different picture, particularly in light of the types of tobacco used in smokeless products which are substantially different from that used in cigarettes.

Tobacco products account for over 95% of the Company's operating profit. The Company's strategy is to expand the market for its smokeless tobacco products. Since 1989 unit volume for the Company's smokeless tobacco products has increased consistently, on average approximately 4% per year. In keeping with the increased demand, the Company's domestic tobacco purchases have also increased during that period. In order to ensure a sufficient supply of high quality tobacco, it is important for the farmers to increase their tobacco crop yields. Since the Company requires additional amounts of tobacco each year to meet its increasing unit volume, it would be counterproductive for the Company to support this proposal.

The future of the independent growers who make up the tobacco farming community is important to the Company, which is why the Company supports various research and other programs at major universities such as the University of Kentucky and the University of Tennessee. These ongoing programs update farmers year round, educating and helping them find new and better ways to grow, harvest and cure dark tobaccos. This provides an important financial benefit for the tobacco farmer, as advanced farming methods help to ensure a successful and more profitable crop. Other projects and educational programs are continually being explored by the Company, providing tobacco growers an extra edge in farming the finest tobacco available while ensuring strong relations between the tobacco farming community and the Company.

Accordingly, supporting this proposal might result in the reduction or elimination of the supply of tobacco for the Company's core business and in the opinion of the Board would violate its fiduciary obligation to maximize stockholder value. In addition, the Board also believes that this and similar proposals which are designated to encourage farmers to cease growing tobacco, all couched in terms of helping farmers, would in reality adversely affect farm communities throughout the United States.

Your appointed proxies will vote your shares AGAINST Proposal No. 4 unless you instruct otherwise in the proxy form.

The affirmative vote of a majority of shares of the Company Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence.

INFORMATION RESPECTING PROXIES

Your shares are registered in the name and manner shown on the enclosed form of proxy. Please sign the proxy in the same manner. It is not necessary for you to indicate the number of shares you hold.

Expenses incurred in connection with the solicitation of proxies for the meeting will be borne by the Company. In addition to solicitation by mail, arrangements may be made pursuant to which brokers, bank nominees and other institutional holders of record will distribute at the Company's expense proxies and proxy material to the appropriate beneficial owners, and assistance in the solicitation of proxies from such holders of record will be rendered by Georgeson & Company, Inc., Wall Street Plaza, New York, New York, for a fee of approximately $20,000.

STOCKHOLDER PROPOSALS

If a stockholder wishes to submit a proposal for inclusion in the Proxy Statement prepared for the 1995 Annual Meeting of Stockholders, such proposal must be received by the Secretary at the Company's office no later than November 25, 1994.

In addition, the By-Laws provide that only such business as is properly brought before the Annual Meeting will be conducted. For business to be properly brought before the meeting or nominations to be properly made at the Annual Meeting by a stockholder, notice must be received by the Secretary at least 50, but not more than 75, days prior to the Annual Meeting and such notice must provide certain requisite information. A copy of the By-Laws may be obtained by writing to the Secretary.

OTHER BUSINESS

The Board knows of no other business which will come before the meeting. If any other business shall properly come before the meeting, including any proposal submitted by a stockholder which was omitted from this Proxy Statement in accordance with the applicable provisions of the federal securities laws, your authorized proxies will vote thereon in accordance with their best judgment.

VOTING STOCK

As of March 10, 1994, the record date for the 1994 Annual Meeting, the outstanding stock of the Company entitled to vote consisted of 204,023,536 shares of Company Common Stock (each entitled to one vote).

Appearance at the meeting in person or by proxy of the holders of Company Common Stock entitled to cast 102,011,769 votes is required for a quorum.

By Order of the Board of Directors,

                                                              JONATHAN P. NELSON
                                                              Secretary

                                      UST
                  ANNUAL MEETING OF STOCKHOLDERS - MAY 3, 1994

                                     PROXY

              The undersigned hereby appoints JOHN J. BUCCHIGNANO, JAMES W. CHAPIN and JONATHAN P. NELSON, or any of them, with full power of substitution, attorneys and proxies to vote all shares of Common Stock of UST Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Cole Auditorium of the Greenwich Library, 101 West Putnam Avenue, Greenwich, Connecticut, on Tuesday, the 3rd day of May 1994, at 10:00 a.m., and at any and all adjournments thereof, on the matters listed on the reverse side which are set forth in the accompanying Proxy Statement.

              This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2 and AGAINST Proposals 3 and 4.

     SEE REVERSE SIDE

     [X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

     If no direction is given, this proxy will be voted FOR proposals 1 and 2 and AGAINST proposals 3 and 4.

              The Board of Directors recommends a vote FOR proposals 1 and 2:

     1.  Election of Directors.                      FOR       WITHHELD
     Nominees:  E.H. DeHority, V.A. Gierer,          ALL       FROM ALL
                   S.R. Stuart                    NOMINEES     NOMINEES
                                                    [ ]           [ ]

     2.  To ratify and                            FOR      AGAINST     ABSTAIN
         approve Ernst &                          [ ]        [ ]         [ ]
         Young as indepen-
         dent auditors of the
         Company for the
         year 1994.


     FOR all nominees except vote withheld from the following:

     -------------------------

              The Board of Directors recommends a vote AGAINST the following stockholder proposals 3 and 4:

                                             FOR         AGAINST         ABSTAIN

     3.  Stockholder Proposal                [ ]           [ ]             [ ]

     4.  Stockholder Proposal                [ ]           [ ]             [ ]


     And in their discretion, upon such other business as may properly come before the meeting.


     MARK HERE FOR                     MARK HERE IF
     ADDRESS CHANGE     [ ]            YOU PLAN TO        [ ]
     AND NOTE AT LEFT                  ATTEND THE MEETING

     Please sign exactly as name appears hereon. If signing for trusts, estates or corporations, capacity or title should be stated. If shares are owned jointly, both owners must sign. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     Signature:                         Date:
               ------------------------      ----------

     Signature:                         Date:
               ------------------------      ----------

(UST LETTERHEAD)







                         UST EMPLOYEES' SAVINGS PLAN



The Annual Meeting of the Stockholders of UST will be held on May 3, 1994, and the Company is soliciting your vote.

As a participating employee in the UST Employees' Savings Plan, YOU MUST GIVE THE TRUSTEE UNDER THE PLAN VOTING INSTRUCTIONS on the enclosed proxy card if you wish to vote the shares of the Company's common stock in your Savings Plan. The Trustee cannot vote your shares without instructions from you.
Accordingly, a Notice of the 1994 Annual Meeting and Proxy Statement, proxy card, and 1993 Annual Report are enclosed.

Please note that, as described in the Proxy Statement, the Board of Directors recommends a vote FOR Proposals 1 and 2 and AGAINST Proposals 3 and 4. Your vote is very important to the Company.

Please complete, sign, and date the proxy card and return it in the envelope provided as soon as possible. Please be sure to complete, sign, date, and return any other proxy cards that you receive in the separate envelopes provided.